Exhibit 16.0

    Letter from Ernst & Young LLP to the Securities and Exchange Commission

April 3, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of From 8-K dated April 3, 1997 of Micro Linear Corporation and are in agreement with the statements contained in paragraphs (a)(i),
(a)(ii), (a)(iv), (a)(v) and (a)(vi) on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                               ERNST & YOUNG LLP